Exhibit 99.2

December 14, 2015	Greg Panagos Vice President, Investor Relations 856-566-4005 Gregory.Panagos@amwater.com Maureen Duffy Vice President, Communications 856-309-4546 Maureen.Duffy@amwater.com

AMERICAN WATER ANNOUNCES 2016 EARNINGS GUIDANCE

•	2016 diluted earnings per share from continuing operations estimated to be in the range of $2.75 to $2.85.

•	2015 diluted earnings per share from continuing operations estimated to be in the range of $2.60 to $2.65.

VOORHEES, N.J., Dec. 14, 2015 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced its earnings guidance for 2016 and reaffirmed its expected earnings range for the year ending December 31, 2015.

American Water estimates its 2016 earnings from continuing operations to be in the range of $2.75 to $2.85 per diluted share.

“The 2016 guidance is based on the continued execution of our strategic goals,” said Susan Story, president and CEO of American Water. “We will continue to focus on providing safe, clean, affordable and reliable water services for our customers by prudently investing much needed capital for infrastructure replacement, and by managing our costs to reduce the impact on our customers’ bills. We will grow our business strategically to create value for all of our stakeholders and achieve long-term success.”

The company reaffirmed its 2015 expected earnings from continuing operations to be in the range of $2.60 to $2.65 per diluted share, based on the company’s performance year-to-date.

“Our ability to deliver on our strategies and goals starts and ends with the outstanding dedication and performance of our employees,” said Story. “Highlights of our achievements this year include our success in growth with seven completed regulated acquisitions to date and the addition of our 12th military base contract, approximately $1.2 billion in planned capital investment into our systems, and continued gains in efficiency and cost management,” said Story.

PRESS RELEASE	www.amwater.com

AMERICAN WATER ISSUES 2016 EARNINGS GUIDANCE, REAFFIRMS 2015 GUIDANCE

American Water will host an Investor Day presentation and audio webcast with investors, analysts and other interested parties on Dec. 15 at The Westin New York at Times Square. In addition to Story, presentations will be made by Linda Sullivan, senior vice president and chief financial officer; Walter Lynch, president and chief operating officer of regulated operations; Sharon Cameron, president of American Water Enterprises; and Ned Wehler, CEO of Keystone Clearwater Solutions. The live webcast will be accessible to the public from 8 a.m. to approximately 12 p.m. Eastern Time, and posted on the Investor Relations page of the company’s website at www.amwater.com for 30 days. Presentation slides that will be used in conjunction with the conference are also available online at http://ir.amwater.com.

The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2015 and 2016 earnings guidance and other statements regarding its future financial and operating results, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates and other matters; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; potential costs and liabilities of American Water for environmental matters associated with the operations of Keystone Clearwater Solutions; the outcome of litigation and government action including with respect to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall,

PRESS RELEASE	2	www.amwater.com

AMERICAN WATER ISSUES 2016 EARNINGS GUIDANCE, REAFFIRMS 2015 GUIDANCE

strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes and tornadoes, and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its technology systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies and attacks on its computer systems; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations; its ability to successfully expand its business, including concession arrangements and agreements for provision of water services in shale regions for exploration and production; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; the effect of restrictive covenants or changes to credit ratings on its current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase financing costs and funding requirements; the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories and the condemnation of its systems by municipalities using the power of eminent domain; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; and civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s businesses, please refer to American Water’s annual and quarterly SEC filings. The company undertakes no duty to update any forward-looking statement, except as otherwise required by the federal securities laws.

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PRESS RELEASE	3	www.amwater.com